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                                                                      EXHIBIT 15

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

July 30, 2003

The Gymboree Corporation:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the quarterly periods ended May 3, 2003 and May 4, 2002, as indicated in our report dated May 20, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 3, 2003 is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ Deloitte & Touche LLP

San Francisco, California